Exhibit 10.1

Valassis
19975 Victor Parkway
Livonia, MI 48152 Tel 734.591.3000

February 1, 2008

Mr. John Boutross

Delivery Director, Media and Entertainment

IBM Global Services

294 Route 100

Somers, NY 10589

RE: Termination of 1999 Server Farm Agreement

Dear Mr. Boutross:

Reference is made in this letter to the July 21, 1999 Agreement for Server Farm Management (the “Agreement”) between Valassis Direct Mail, Inc., formerly known as ADVO, Inc. (“Valassis”), and International Business Machines Corporation (“IBM”). Capitalized terms used in this letter and not otherwise defined shall have the meaning set forth in the Agreement.

This letter is to confirm that Valassis intends to terminate the Agreement effective as of July 31, 2008 (the “Termination Effective Date”).

Notwithstanding this notice of termination of the Agreement, Valassis may exercise any of its rights and IBM shall perform all of its obligations described under Section 10.4 of the Agreement, provided that Valassis provides written notice of its intention to exercise such rights in accordance with the terms of the Agreement.

For the avoidance of doubt, for a period of five years after the Termination Effective Date, the obligations of IBM and Valassis regarding Confidential Information as set forth paragraphs b through d of Section 9.2 of the Agreement shall survive the termination of the Agreement.

We will be in touch with you shortly to discuss final plans for the wind down of the Services under the Agreement.

Best regards,

/s/ John Lieblang
John Lieblang
SVP, Chief Information Officer
Information Technology Valassis

CC:	Norm Korey, IBM Global Services
Rich Sammon, IBM Global Services
Bill Blackmer, Valassis
Dave Hennessey, Valassis
Darrell Ward, Valassis